Exhibit 99.1

NEWS RELEASE

Monday, May 23, 2005

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES FIRST QUARTER RESULTS AND

CONFERENCE CALL

EL PASO, Texas, May 23, 2005 — Petro Stopping Centers, L.P. today announced its operating results for the first quarter ended March 31, 2005.

FINANCIAL HIGHLIGHTS

Revenue for the first quarter 2005 of $361.2 million was $75.1 million, or 26.2%, higher than the same period in 2004, with comparable unit revenues increasing $70.3 million, or 24.6%. A Petro Stopping Center is considered a comparable unit in 2005 if it was operated twelve months in 2004. The increase in revenue was driven primarily by a 29.4% increase in the average retail selling price per fuel gallon and increased fuel gallons sold, as well as improved non-fuel sales and the addition of three sites. Net income of $781,000 was $8.4 million higher than the same period in 2004 which included $7.0 million in debt retirement and restructuring costs. Compared to the same period last year, EBITDA increased $1.8 million, or 20.4%, to $10.5 million. The three truck stops, which opened at the end of the first quarter of 2005, added a nominal amount to EBITDA. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Treasurer, will host a conference call on Thursday, May 26, 2005 at 10:00 a.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-888-428-4474.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since we opened our first Petro Stopping Center in 1975, our nationwide network has grown to

62 facilities located in 31 states. Of these locations, 40 are company-operated and 22 are franchised. Our facilities are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro Stopping Centers offer a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck maintenance and repair services, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income (loss) before interest expense, depreciation and amortization, cumulative effect of a change in accounting principle, and any one-time charges, less interest income and equity in income (loss) of affiliates. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Treasurer and Chief Financial Officer

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2004	2005
	(As Restated)
Net revenues:
Fuel (including motor fuel taxes)	$224,044	$297,204
Non-fuel	62,083	64,031

Total net revenues	286,127	361,235

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	215,588	287,101
Non-fuel	24,591	24,834
Operating expenses	33,511	34,324
General and administrative	3,690	4,436
Depreciation and amortization	3,839	3,888
Loss on disposition of fixed assets	4	13

Total costs and expenses	281,223	354,596

Operating income	4,904	6,639

Loss on retirement of debt	(6,164)	—
Retired debt restructuring costs	(794)	—
Equity in loss of affiliate	(24)	(163)
Interest income	27	88
Interest expense	(5,537)	(5,783)

Net income (loss)	$(7,588)	$781

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(in thousands)

	Three Months Ended March 31,
	2004	2005
	(As Restated)
Net income (loss)	$(7,588)	$781
Add:
Interest expense	5,537	5,783
Depreciation and amortization	3,839	3,888
Loss on retirement of debt	6,164	—
Retired debt restructuring costs	794	—
Equity in loss of affiliate	24	163
Less:
Interest income	(27)	(88)

EBITDA	$8,743	$10,527